SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 25, 2006 (January 23, 2006)

GOODRICH PETROLEUM CORPORATION
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-7940 (Commission File Number)	76-0466193 (I.R.S. Employer Identification No.)

808 Travis Street, Suite 1320 Houston, Texas (Address of principal executive offices)		77002 (Zip code)
Company’s telephone number, including area code: (713) 780-9494

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities
     On January 23, 2006, Goodrich Petroleum Corporation (the “Company”) announced that the initial purchasers in the Company’s recent private placement of 1,650,000 shares of Series B Convertible Preferred Stock exercised their option to purchase an additional 600,000 shares of Series B Convertible Preferred Stock (the “Shares”). The purchase price of each share of Series B preferred stock was equal to the liquidation preference of $50 per share. The sale of the Shares resulted in gross proceeds of $30 million (net proceeds to the Company, including accrued dividends from the original issuance date, were $29.2 million). The issuance of Shares in this transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.
     Each Share is convertible at the option of the holder into the Company’s common stock, par value $0.20 per share (the “Common Stock”) at any time during the life of the security at an initial conversion rate of 1.5946 shares of Common Stock per Share, which is equivalent to an initial conversion price of approximately $31.36 per share of Common Stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”)), the Company may choose to deliver the conversion value to holders in cash, shares of Common Stock, or a combination of cash and shares of Common Stock. If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require the Company in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), the Company will under certain circumstances increase the conversion rate by a number of additional shares of Common Stock.
     On or after December 21, 2010, the Company may, at its option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of Common Stock that are issuable at the then-prevailing conversion rate. The Company may exercise its conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of the Company’s exercise of the option, the closing price of the Common Stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.
     The Company intends to use the net proceeds of the offering to fund the continued acceleration of its drilling program. A copy of the press release announcing the exercise of the option is filed as Exhibit 99.1 to this report.
Item 9.01.   Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION (Company)
/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.
Senior Vice President & Chief Financial Officer

Dated: January 25, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release